Exhibit 99.1
ALPHA INNOTECH APPOINTS MICHAEL HENIGHAN CHIEF FINANCIAL OFFICER

August 21, 2008 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, announced that Michael Henighan has been appointed Chief Financial Officer and Principal Accounting Officer effective immediately.

Mr. Henighan brings valuable experience from his work at other publicly-traded biotechnology companies.  Prior to joining the Company as Corporate Controller in May of 2008, Mr. Henighan was Vice President and Corporate Controller at HemoSense, Inc. (AMEX:HEM) and Corporate Controller at Cholestech Corp. (Nasdaq: CTEC).  He also held senior management positions with Applied Biosystems, Solectron and Motorola.

“I am honored to be offered this leadership role at Alpha Innotech.  I’m looking forward to working with the many talented professionals in our Company to increase our profitability and add to our shareholders’ value,” said Mr. Henighan.

“In the few short months Michael has been with us he’s already been a great asset as we continue building profitable growth momentum,” said Ron Bissinger, Alpha Innotech’s CEO.  “We’re delighted to appoint Michael as our top financial executive.”

About Alpha Innotech Corp.

Founded in 1992 and with over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.  More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing if needed, the timing of the introduction and success of new products, and the Company's growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-Q filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.
Ron Bissinger, CEO
Tel: 510-904-5500